EXHIBIT 11

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                       OGDEN CORPORATION AND SUBSIDIARIES

          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK


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                                                  FOR THE THREE MONTHS ENDED
                                                           MARCH 31,
                                                      1994          1993
                                                     (In Thousands)
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NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                         43,528      43,226
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                         43,528      43,226
Shares issuable for conversion of preferred stock          337         368
Shares issuable for conversion of debentures                           107
Number of shares used for computation                   43,865      43,701

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES:
Income before cumulative effect of changes in
accounting principles                                 $ 15,328   $  13,822
Add (less): adjustments arising from minority
            interests in consolidated subsidiaries                       1
            dividends on Ogden preferred stock             (47)        (51)

Consolidated income applicable to Ogden common stock  $ 15,281   $  13,772

Cumulative effect of changes in accounting principles   (1,520)  $  (5,340)

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES-
ASSUMING FULL DILUTION:
Income before cumulative effect of changes in
accounting principles                                 $ 15,328   $  13,822
Add (less): adjustments arising from minority
            interests in consolidated subsidiaries                       1
            debenture interest-net of applicable
            income taxes                                                12

Consolidated income applicable to Ogden common stock  $ 15,328   $  13,835

Cumulative effect of changes in accounting principles $ (1,520)  $  (5,340)

Note:
     Earnings per common share was computed by dividing income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividends requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

     Earnings per common share, assuming full dilution, was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.
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